Exhibit 23.2 Consent of Weinberg & Company LLP


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT







We hereby consent to the use in the Form SB-2 Registration Statement, of Air Test Technology, Inc., our report as of December 31, 2000, dated March 23, 2001 (except for Note 1 as to which the date is July 31, 2001) relating to the balance sheet as of December 31, 2000 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from December 1, 1999 (inception) to December 31, 2000 of Air Test Technology, Inc. which appear in such Form SB-2, and to the reference to our Firm under the heading "Experts" in the prospectus.






WEINBERG & COMPANY, P.A.
Certified Public Accountants




Boca Raton, Florida
July 31, 2001